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Exhibit 5

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

June 28, 2005

Nature's Sunshine Products, Inc.
75 East 1700 South
Provo, Utah 84606

  Re:
  Nature's Sunshine Products, Inc. Manager Stock Option Awards—Registration Statement on Form S-8

Gentlemen:

        We have acted as counsel to Nature's Sunshine Products, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 45,000 shares of the Company's common stock, no par value (the "Shares"), issuable pursuant to stock option awards ("Awards") granted to certain Senior National Mangers of the Company who perform certain sales, advisory and consulting services for the Company. The Awards consist of grants of options to purchase shares of the Company's common stock.

        In rendering our opinion, we have reviewed the Manager Stock Option Agreements (the "Agreements") evidencing the Awards and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

        The opinion expressed below is based on the assumption that persons acquiring the Shares will do so strictly in accordance with the terms of the Agreements.

        Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to Awards (including the payment of the exercise price and the satisfaction of any vesting restrictions) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

        We express no opinion as to the law of any jurisdiction other than the federal laws of the United States and the laws of the State of Utah. This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.

        We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

Very truly yours,
/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP

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  Exhibit 5